Exhibit 99.2

Wilocity Ltd.
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Israeli Key Employee Share Incentive Plan, 2007
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I. Name, Purpose and Definitions

1.	Name
This plan, as amended from time to time, shall be known as the Wilocity Ltd. Israeli Key Employee Share Incentive Plan, 2007 or the Plan.

2.	Purpose
2.1.The purpose and intent of the Plan is to provide incentives to the Israeli employees and directors of Wilocity Ltd. or any of its Subsidiaries by giving them the opportunity to purchase Ordinary Shares, pursuant to an incentive plan approved by the Board of Directors of the Company and the Israeli tax authorities, which is designed to benefit from tax benefits available to employees under Section 102 of the Income Tax Ordinance and the rules and regulations promulgated thereunder.
2.2.This Plan is designed to comply with the “Capital Gain Track” under Section 102 of the Income Tax Ordinance; i.e. Options granted hereunder shall be subject to Section 102(b)(2) of the Income Tax Ordinance.

3.	Definitions
As used in this Plan, the following terms shall have the meanings assigned to them in this Section 3.
“Board” shall mean the board of directors of the Company.
“Company” shall mean Wilocity Ltd.
“Companies Law” shall mean the Israeli Companies Law, 1999.
“Controlling Shareholder” shall mean any person that holds, directly or indirectly, alone or together with such person’s Relative, either: (i) 10% or more of the Company’s issued share capital or voting power; (ii) the right to hold 10% or more of the Company’s issued share capital or voting power or to acquire the same; (iii) the right to receive 10% or more of the Company’s profits; or (iii) the right to appoint at least one Director.
“Date of Grant” shall have the meaning set forth in Section 7.2.
“Director” shall mean a member of the Board.
“Disability” shall mean the inability, due to illness, injury or mental condition to engage in any gainful occupation for which an individual is qualified by education, training or experience, and such condition continues for at least six (6) months.
“Employee” shall mean an Israeli employee of the Company or any of its Subsidiaries, including an Israeli Director or other Officer of the Company or any of its Subsidiaries, excluding, however, a Controlling Shareholder.
“Exercise Price” shall mean the price required to be paid by a Grantee in connection with the exercise of an Option.

“Fair Market Value” shall mean, as of any date, the value of an Ordinary Share, which shall be determined as follows: (i) if the Ordinary Shares are listed or quoted on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Ordinary Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable; or (ii) in the absence of an established market for the Shares, the Fair Market Value thereof as determined in good faith by the Board.
“Grantee” an Employee to whom Options are granted under this Plan.
The “Income Tax Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 1961, as amended.
“M&A Transaction” shall mean a merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity.
“Notice of Grant” shall have the meaning set forth in Section 7.3.
“Officer” shall mean an office holder in the Company - “Nose Misra”, as such term is defined in the Companies Law, excluding, however, a Director.
“Option” shall mean an Option to purchase one (1) Ordinary Share.
“Ordinary Share” shall mean an Ordinary Share of the Company, NIS 0.01 par value.
“Relative” shall mean a spouse, sibling, parent, grand-parent, descendant, a spouse’s descendant and a spouse of any of the foregoing.
“Release Date” shall have the meaning set forth in Section 8.2.
“Subsidiary” shall mean any company controlled by the Company.
“Successor Corporation” shall mean the surviving entity in a M&A Transaction.
“Trustee” shall mean a trustee designated by the Board and approved by the Income Tax Authorities.

II. General Terms and Conditions of the Plan

4.	Administration
4.1.The Plan will be administered by the Board. The Board shall have the full authority in its sole and absolute discretion, from time to time and at any time, to determine:
a.the identity of the Grantees;
b.the number of Options to be granted to each Grantee;
c.the time or times at which the same shall be granted;
d.the Exercise Price, schedule and conditions relating to the exercise of such Options;
e.the schedule and conditions on which the Options and/or Ordinary Shares issued upon exercise of Options shall be released from the Trustee; and/or
f.any other matter that, in the Board’s sole and absolute discretion, is necessary or desirable for, or incidental to, the administration of the Plan. Without derogating from the above, in determining the number of

Options to be granted to each Grantee, the Board may consider, among other things, the Grantee's salary, the duration of the Grantee's employment by the Company, and the Grantee's contribution to the Company.
4.2.The Board may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary. No member of the Board shall be liable for any act or determination made in good faith with respect to the Plan or any Option granted hereunder.
4.3.The Board shall be entitled to delegate its power hereunder to a compensation committee that shall be comprised of members of the Board, provided, however, that the identity of each of the Grantees, the number of Options to be granted, the term thereof and the actual grant thereof must be approved by the Board.
4.4.The interpretation and construction by the Board of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

5.	Grant of Shares/Restrictions on Issuance of Options

5.1.
The Board shall be entitled to grant to certain Employees shares of the Company instead of Options, as it may deem desirable. The provisions of the Plan shall apply to such grant of shares mutatis mutandis.

5.2.
No shares, and/or options to purchase shares, of the Company may be granted to any Employee of the Company other than pursuant to the "Capital Gain Track" ) under Section 102 of the Income Tax Ordinance prior to January 1, 2009.

6.	Eligible Grantees
6.1.The Board, at its discretion, may grant Options to any Employee, provided, however that all grants of Options to directors and other Officers of the Company shall be authorized and implemented only in accordance with the provisions of the Companies Law.
6.2.The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of Options pursuant to this Plan or any other share options incentive plan of the Company or any of its Subsidiaries.

7.	Grant of Options
7.1.Options may be granted at any time after the passage of thirty (30) days following the delivery by the Company to the Israeli income tax authorities of this Plan for their approval.
7.2.The Date of Grant of an Option shall be the date specified by the Board in its determination relating to the award of such Option.
7.3. The Board shall remit to each Grantee a Notice of Grant, which shall include the number of Options granted to such Grantee, the vesting schedule, the terms of exercise of such Options and such other terms and conditions as the Board, at its discretion, may prescribe.

8.	Trust
8.1.All Options granted under the Plan to Grantees shall be granted by the Company to the Trustee, who shall hold each such Option and the Ordinary Shares issued upon exercise thereof in trust for the benefit of the Grantee in respect of whom such Option was granted. All certificates representing Ordinary Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Ordinary Shares are released from the trust as herein provided.
8.2.Anything herein to the contrary notwithstanding, the Release Date of an Option shall be the later of: (i) the lapse of twenty four (24) months from the Date of Grant; (ii) the vesting of such Options.
8.3.After the Release Date, Options granted, and/or Ordinary Shares issued to the Trustee shall continue to be held by the Trustee, on behalf of the Grantee.
8.4.From the Release Date and thereafter, upon the written request of the Grantee, the Trustee shall release Options, and/or the Ordinary Shares issued upon the exercise thereof, from the trust by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Grantee, provided, however, that the Trustee shall not so release any such Options and/or Ordinary Shares to such Grantee unless, prior to, or concurrently with, such release, the latter provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid.
8.5.Alternatively, from and after the Release Date, upon the written instructions of the Grantee to sell any Ordinary Shares issued upon exercise of Options, the Trustee shall use its best efforts to effect such sale and shall transfer such shares to the purchaser thereof concurrently with the receipt, or after having made suitable arrangements to secure the payment of the proceeds, of the purchase price in such transaction. The Trustee shall withhold from such proceeds any and all taxes required to be paid in respect of such sale, shall remit the amount so withheld to the appropriate tax authorities, and shall pay the balance thereof directly to the Grantee (after deducting its costs as provided hereunder), reporting to such Grantee and to the Company the amount so withheld and paid to said tax authorities.
Should the Trustee sell Ordinary Shares at the request of the Grantee, the Grantee shall pay the Trustee for its services and expenses incurred with respect to such sale of shares, and the Trustee will be entitled to withhold such amounts and pay the balance thereof to said Grantee.

9.	Dividends and Voting Rights
All Ordinary Shares issued upon the exercise of Options granted under the Plan shall entitle the Grantee to all the rights attached to the Ordinary Shares of the Company, including the right to receive dividends with respect thereto and to vote the same at any meeting of the shareholders of the Company. Notwithstanding the above, until the closing of the Company’s initial public offering of shares, Ordinary Shares issued upon the exercise of Options granted under this Plan shall be voted (including the execution of any written consents) by an irrevocable proxy executed by the Grantee and/or the Trustee, as applicable, delivered to the Chairman of the Board of Directors of the Company appointing the Chairman of the Board of Directors of the Company as proxy to vote on behalf of the Grantee and/or the Trustee, as applicable, on all matters on which the holders of Ordinary Shares shall have a vote. On each and every issue brought before the shareholders of the Company for their resolution, the Chairman of the Board shall abstain, provided, however, that if the shareholders adopt a resolution by way of a unanimous written resolution, the Chairman shall vote the Ordinary Shares in respect of which he/her is a proxy in favor of such resolution.

10.	Term of Options
Without derogating from the rights and powers of the Board under Section 4.1 hereof, unless otherwise specified in the Notice of Grant, each Option shall be exercisable for a term of ten (10) years, and the vesting schedule of any quantity o

f Options granted under the Plan shall be such that twenty-five percent (25%) of such Options shall vest on the first anniversary of the Date of Grant, and the remaining seventy-five percent (75%) of such Options shall vest equally at the end of each month, of a 36 month period, which period starts on the first anniversary of the Date of Grant and ends on the fourth anniversary of the Date of Grant.

11.	Exercise Price
Without derogating from the rights and powers of the Board under Section 4.1 hereof, the Exercise Price per Ordinary Share covered by each Option shall not be less than the par value of the Ordinary Shares.

12.	Exercise of Options
12.1.Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.
12.2.The exercise of an Option shall be made by a written notice of exercise delivered by the Grantee to the Company at its principal executive office specifying the number of Options to be exercised and accompanied by the payment therefor, and containing such other terms and conditions as the Board shall prescribe from time to time.
12.3.Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 13 hereof, if any Option has not been exercised within ten (10) years after the Date of Grant (or any shorter period set forth in the Notice of Grant), such Option shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in trust as aforesaid, the trust with respect thereto shall ipso facto expire.
12.4.Each payment for Ordinary Shares shall be in respect of a whole number of Ordinary Shares, and shall be effected in cash or by a cashier's check payable to the order of the Company, or such other method of payment acceptable to the Company.

13.	Termination of Employment
In the event that a Grantee ceases to be employed by the Company or any of its Subsidiaries for any reason, all Options previously granted to such Grantee shall terminate as follows:
13.1.If the Grantee's termination of employment is due to such Grantee's death or Disability, such Options (to the extent vested at the time of the Grantee's termination of employment) shall be exercisable by the Grantee's legal representative, estate manager or any other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution, or the Grantee, as the case might be, for a period of six (6) months following such termination of employment or provision of services (but in no event after the expiration date of such Options), and shall thereafter terminate.
13.2.If the Grantee's termination of employment is due to, or connected with, one of the following instances, the trust with respect to said Grantee's options shall ipso facto expire and the Grantee shall not be entitled to exercise any of the Options, even if such Options had already vested at that time. The said instances are as follows:
a.The Grantee acts dishonestly or breaches his fiduciary duties or duty of loyalty towards the Company and/or any of its Subsidiaries;

b.The Grantee is grossly negligent in fulfilling his duties towards the Company and/or any of its Subsidiaries;
c.The Grantee breaches intentionally in a material way the terms of his employment agreement, or other agreement with the Company and/or any of its Subsidiaries.
13.3.If the Grantee's termination of employment is for any reason other than those described in sub-sections 13.1 or 13.2 above, such Options (to the extent vested at the time of the Grantee's termination of employment or provision of services) shall be exercisable for a period of sixty (60) days following such termination of employment or provision of services, and shall thereafter terminate.
13.4.Options that have not vested at the time of the Grantee's termination of employment shall expire immediately upon the termination of such employment.
Notwithstanding the foregoing provisions of this Section 13, the Board may provide, either at the time an Option is granted or thereafter, that such Option may be exercised after the periods provided for in Section 13.1, but in no event beyond the term of the Option.

14.	Adjustment Upon Changes in Capitalization, M&A Transaction or Restructuring
14.1.In the event of an M&A Transaction occurring while unexercised Options remain outstanding under the Plan, the Options shall be assumed or substituted by the Successor Corporation (or a parent or subsidiary of the Successor Corporation), and appropriate adjustments shall be made in the Exercise Price in order to reflect such action as determined by the Board, which determination shall be final.
14.2.For the purposes of Section 14.1 above, the Options shall be considered assumed or substituted if, following the M&A Transaction, the Options confer the right to purchase or receive, for each Ordinary Shares subject to the Options immediately prior to the M&A Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the M&A Transaction by holders of shares of the Company for each share held on the effective date of the M&A Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of the Company); provided, however, that if such consideration received in the M&A Transaction is not solely shares (or their equivalent) of the Successor Corporation or its parent or subsidiary, the Board may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option to be solely shares (or their equivalent) of the Successor Corporation or its parent or subsidiary equal in Fair Market Value to the per share consideration received by holders of a majority of the Company’s outstanding shares in the M&A Transaction; and provided further that the Board may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Corporation or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.
14.3.If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a stock dividend, stock split, combination, reorganization or exchange of shares, recapitalization, or any other like event of the Company (except for events referred in Section 14.1 above), then in such event only and as often as the same shall occur, the number of Options outstanding and the Exercise Prices thereof shall be appropriately and equitably adjusted.

15.	Non-Transferability
15.1.No Option shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee's guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.
15.2.Subject to all conditions and terms set out in the Articles of Association of the Company and subject to all conditions and terms set out in this Plan, each Grantee shall be entitled to transfer to any third party any Ordinary Shares purchased pursuant to the exercise of Options granted to him/her, provided, however, that the Board may request, as a condition precedent to a transfer of Ordinary Shares that the transferee(s) of any Ordinary Shares shall execute a proxy similar to the proxy referred to in Section 9 above.

16.	Lock-Up
After the Company’s initial public offering in any stock exchange, all shares held by the Grantee shall be subject to any legal restrictions on the sale of shares of the Company and/or to any restrictions on the sale of shares of the Company required by the underwriters, or by applicable regulations, in such public offering, and the Grantee shall be required to cooperate with the Company and sign any document that may be required by the underwriters, or by the relevant stock exchange or similar body.

17.	Amendment of the Plan
The Board may, at any time and from time to time, terminate or amend the Plan in any respect. Subject to Section 14, in no event an action of the company shall alter or impair the rights of a Grantee, without his consent, under any Option previously granted to him.

18.	Tax Consequences
All tax consequences arising from the grant or exercise of any Option, from the payment for, or the subsequent disposition of, Shares covered thereby or from any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and the Trustee, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon.

19.	Continuance of Employment
Neither this Plan nor the grant of an Option hereunder shall impose any obligation on the Company or any of its Subsidiaries to continue the employment of any Grantee, or to use services of any Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ of the Company or any of its Subsidiaries, or restrict the right of the Company or any of its Subsidiaries to terminate such employment or provision of services at any time.

20.	Governing Law
The Plan and all instruments issued thereunder or connection therewith, shall be governed by, and interpreted in accordance with the laws of the State of Israel.

21.	Application of Funds
The proceeds received by the Company from the issuance of Shares pursuant to Options granted under the Plan will be used for general corporate purposes of the Company, or as otherwise determined by the Board.

22.	Multiple Agreements
The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Board may also grant more than one Option to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee. The grant of multiple Options may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Board.

23.	Non-Exclusivity of the Plan
Unless otherwise agreed to in writing by the Grantee, or otherwise specifically stated in the Notice of Grant, the adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable.